Exhibit 99.1

First Western Reports Fourth Quarter 2019 Financial Results

Fourth Quarter 2019 Summary

•Net income available to common shareholders of $2.6 million in Q4 2019, compared to $2.4 million in Q3 2019 and $1.7 million in Q4 2018

•Diluted EPS of $0.32 in Q4 2019, compared to $0.30 in Q3 2019 and $0.22 in Q4 2018

•Net income for Q4 2019 increased 49.2% and Diluted EPS increased 45.5%

•Average total loans increased $125.0 million from Q4 2018, or 14.0%, to $1.02 billion

•Gross loans of $998.0 million, an annualized increase of 30.8% from Q3 2019 and an increase of 11.6% from December 31, 2018

•Average deposits increased $50.2 million, an annualized increase of 19.3% from Q3 2019 and an increase of 24.2% from Q4 2018

•Total assets under management were $6.19 billion at December 31, 2019, an annualized increase of 4.7% from Q3 2019 and an increase of 18.2% from December 31, 2018

•	43,116 shares of MYFW common stock repurchased in Q4 2019

Denver, Colo., January  23, 2020 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the fourth quarter ended December 31, 2019.

Net income available to common shareholders was $2.6 million, or $0.32 per diluted share, for the fourth quarter of 2019. This compares to $2.4 million, or $0.30 per diluted share, for the third quarter of 2019, and $1.7 million, or $0.22 per diluted share, for the fourth quarter of 2018.

“We delivered another strong quarter highlighted by a record level of loan production,” said Scott C. Wylie, CEO of First Western. “During the fourth quarter, we originated $146.1 million in loans with significant contributions across all of our major lending areas. Economic conditions in our markets remain very healthy, presenting good opportunities to continue building our roster of high net worth clientele, growing our assets under management, and adding high-quality loans to our portfolio. We anticipate another year of solid organic balance sheet growth in 2020 we believe that will result in further revenue growth and improved operating leverage.”

	For the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2019	2019	2018
Earnings Summary
Net interest income	$8,190	$7,940	$7,899
Less: provision for credit losses	447	100	349
Total non-interest income	8,228	8,788	6,351
Total non-interest expense	13,082	13,442	11,649
Income before income taxes	2,889	3,186	2,252
Income tax expense	317	780	528
Net income available to common shareholders	2,572	2,406	1,724
Basic earnings per common share	0.33	0.30	0.22
Diluted earnings per common share	$0.32	$0.30	$0.22

Return on average assets (annualized)	0.82%	0.80%	0.66%
Return on average shareholders' equity (annualized)	8.06	7.74	5.98
Return on tangible common equity (annualized)(1)	9.85	9.39	7.52
Net interest margin	2.91	2.95	3.29
Efficiency ratio(1)	80.54%	80.62%	80.60%

(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Fourth Quarter 2019

Revenue

Gross revenue (total income before non-interest expense, less net gains on sales of securities and assets, plus provision for credit losses) was $16.2 million for the fourth quarter of 2019, compared to $16.6 million for the third quarter of 2019. The decrease in revenue was primarily attributable to a lower net gain on mortgage loans sold resulting from seasonally slower fourth quarter mortgage activity.

Relative to the fourth quarter of 2018, gross revenue increased $2.0 million from $14.3 million. The increase was primarily due to growth in net interest income and net gain on mortgage loans sold resulting from increased mortgage activity and improvement in operational efficiencies within the Mortgage segment.

Net Interest Income

Net interest income for the fourth quarter of 2019 was $8.2 million, an increase of 3.1% from $7.9 million in the third quarter of 2019.  The increase in net interest income was primarily attributable to a reduction in interest expense resulting from a 19 basis point decline in the cost of funds.

Relative to the fourth quarter of 2018, net interest income increased 3.7% from $7.9 million. The year-over-year increase in net interest income was due primarily to growth in average loans, offset by a decline in net interest margin.

Net Interest Margin

Net interest margin for the fourth quarter of 2019 decreased to 2.91% from 2.95% in the third quarter of 2019. The decrease was primarily driven by a 23 basis point decline in the yield on earning assets, partially offset by a 19 basis point decline in the cost of funds.

Relative to the fourth quarter of 2018, the net interest margin decreased from 3.29%, primarily due to a 28 basis point decline in the yield on earning assets, combined with a 7 basis point increase in the cost of funds.

Non-interest Income

Non-interest income for the fourth quarter of 2019 was $8.2 million, a decrease of 6.4% from $8.8 million in the third quarter of 2019.  The decrease was primarily due to a lower net gain on mortgage loans sold resulting from seasonally slower fourth quarter mortgage activity.

Relative to the fourth quarter of 2018, non-interest income increased 29.6% from $6.4 million. The increase was primarily attributable to higher net gains on mortgage loans sold as a result of a higher volume of mortgages sold in the fourth quarter of 2019.

Non-interest Expense

Non-interest expense for the fourth quarter of 2019 was $13.1 million, a decrease of 2.7% from $13.4 million for the third quarter of 2019.  The decrease was primarily attributable to a decline in equity compensation expenses correlating with the decline in mortgage earnings.

Non-interest expense increased 12.3% from $11.6 million in the fourth quarter of 2018.  The increase was primarily due to higher salaries and employee benefits expense reflecting the growth of the organization over the past year and improved performance.

The Company’s efficiency ratio was 80.5% in the fourth quarter of 2019, which is relativity unchanged from the third quarter of 2019 and fourth quarter of 2018. The efficiency ratio remained reasonably flat during the third and fourth quarter of 2019 as a result of various acquisition and disposition related expenses.

Income Taxes

The Company recorded income tax expense of $0.3 million for the fourth quarter of 2019, representing an effective tax rate of 11.0%, compared to 24.5% for the third quarter of 2019. The decline in the effective tax rate was primarily attributable to tax-planning strategies driven by the impact of research and development tax credits.

Loan Portfolio

Total gross loans including mortgage loans held for sale were $1.05 billion at December 31, 2019, an increase of $50.5 million from the end of the prior quarter, and an increase of $137.5 million from December 31, 2018.

Gross loans, excluding mortgage loans held for sale, totaled $998.0 million at December 31, 2019, an increase of 30.8% annualized from $926.6 million at September 30, 2019, and an increase of 11.6% from $894.0 million at December 31, 2018. The increase in gross loans from September 30, 2019 was primarily due to growth in the 1-4 family residential, commercial and industrial, and commercial real estate portfolios.

Deposits

Total deposits were $1.09 billion at December 31, 2019, compared to $1.11 billion at September 30, 2019, and $937.8 million at December 31, 2018. The decrease in total deposits from September 30, 2019 was due to the intentional run-off of higher-cost time deposits following strong growth in core deposits experienced earlier in 2019.

Average total deposits for the fourth quarter of 2019 increased $50.2 million, or 19.3% annualized, from the third quarter of 2019 and increased $212.7 million, or 24.2%, from the fourth quarter of 2018.

Assets Under Management

Total assets under management increased by $71.2 million during the fourth quarter to $6.19 billion at December 31, 2019, compared to $6.12 billion at September 30, 2019, and $5.24 billion at December 31, 2018.  The increase was primarily attributable to market gains, additionally $79.8 million in new assets and $87.3 million in contributions were added in Q4 2019.

Credit Quality

Non-performing assets totaled $12.9 million, or 1.03% of total assets, at December 31, 2019, a decline from $14.6 million, or 1.15% of total assets, at September 30, 2019 due primarily to paydowns on non-performing loans.

The Company recorded a provision for loan losses of $0.4 million in the fourth quarter of 2019, primarily reflecting the strong growth in the loan portfolio.

Capital

At December 31, 2019, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. At December 31, 2019, the Bank was classified as “well capitalized,” as summarized in the following table:

December 31,
2019
Consolidated Capital
Tier 1 capital to risk-weighted assets	11.33%
Common Equity Tier 1(1) (CET1) to risk-weighted assets	11.33
Total capital to risk-weighted assets	12.89
Tier 1 capital to average assets	8.58

Bank Capital
Tier 1 capital to risk-weighted assets	10.69
Common Equity Tier 1(1) (CET1) to risk-weighted assets	10.69
Total capital to risk-weighted assets	11.55
Tier 1 capital to average assets	8.09%

(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Tangible book value per common share increased 2.5% to $13.15 at December 31, 2019, from $12.83 at September 30, 2019.

During the fourth quarter of 2019, the Company repurchased 43,116 shares of its common stock at an average price of $16.61 under its stock repurchase program, which authorized the repurchase of up to 300,000 shares of its common stock.  As of December 31, 2019, the Company had up to 256,302 shares remaining under the current stock repurchase authorization.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, January 24, 2020. The call can be accessed via telephone at 877-405-1628; passcode 4991799.  A recorded replay will be accessible through January 31, 2020 by dialing 855-859-2056; passcode 4991799.

A slide presentation relating to the fourth quarter 2019 results will be accessible prior to the scheduled conference call.  The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California.  First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 21, 2019 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ending
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2019	2019	2018
Interest and dividend income:
Loans, including fees	$10,554	$10,672	$9,866
Investment securities	321	312	273
Federal funds sold and other	478	489	206
Total interest and dividend income	11,353	11,473	10,345

Interest expense:
Deposits	2,995	3,363	2,179
Other borrowed funds	168	170	267
Total interest expense	3,163	3,533	2,446
Net interest income	8,190	7,940	7,899
Less: provision for credit losses	447	100	349
Net interest income, after provision for credit losses	7,743	7,840	7,550

Non-interest income:
Trust and investment management fees	4,748	4,824	4,752
Net gain on mortgage loans sold	2,577	3,291	791
Bank fees	261	283	333
Risk management and insurance fees	367	176	380
Net gain on sale of securities	—	119	—
Net gain on sale of assets	183	—	—
Income on company-owned life insurance	92	95	95
Total non-interest income	8,228	8,788	6,351
Total income before non-interest expense	15,971	16,628	13,901

Non-interest expense:
Salaries and employee benefits	7,990	8,504	6,710
Occupancy and equipment	1,369	1,388	1,414
Professional services	962	745	814
Technology and information systems	928	961	954
Data processing	783	854	659
Marketing	300	272	378
Amortization of other intangible assets	7	52	163
Other	743	666	557
Total non-interest expense	13,082	13,442	11,649
Income before income taxes	2,889	3,186	2,252
Income tax expense	317	780	528
Net income available to common shareholders	$2,572	$2,406	$1,724
Earnings per common share:
Basic	$0.33	$0.30	$0.22
Diluted	$0.32	$0.30	$0.22

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2019	2019	2018
ASSETS
Cash and cash equivalents:
Cash and due from banks	$4,180	$3,828	$1,574
Interest-bearing deposits in other financial institutions	74,458	142,348	71,783
Total cash and cash equivalents	78,638	146,176	73,357

Available-for-sale securities	58,903	61,491	44,901
Correspondent bank stock, at cost	585	582	2,488
Mortgage loans held for sale	48,312	69,231	14,832
Loans, net of allowance of $7,875, $7,675 and $7,451	990,132	918,911	886,515
Premises and equipment, net	5,218	5,483	6,100
Accrued interest receivable	3,048	2,968	2,844
Accounts receivable	5,238	4,978	4,492
Other receivables	1,006	865	1,391
Other real estate owned, net	658	658	658
Goodwill	19,686	19,686	24,811
Other intangible assets, net	28	36	402
Deferred tax assets, net	5,047	4,765	4,306
Company-owned life insurance	15,086	14,993	14,709
Other assets	16,544	17,549	2,518
Assets held for sale	3,553	3,553	—
Total assets	$1,251,682	$1,271,925	$1,084,324

LIABILITIES
Deposits:
Noninterest-bearing	$240,068	$231,535	$202,856
Interest-bearing	846,716	877,369	734,902
Total deposits	1,086,784	1,108,904	937,758
Borrowings:
Federal Home Loan Bank Topeka borrowings	10,000	10,000	15,000
Subordinated notes	6,560	6,560	6,560
Accrued interest payable	299	356	231
Other liabilities	20,244	20,262	7,900
Liabilities held for sale	117	111	—
Total liabilities	1,124,004	1,146,193	967,449

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	127,678	125,732	116,875
Total liabilities and shareholders’ equity	$1,251,682	$1,271,925	$1,084,324

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	December 31,	September 30,	December 31,
(Dollars in thousands)	2019	2019	2018
Loan Portfolio
Cash, Securities and Other	$146,701	$146,622	$114,165
Construction and Development	28,120	42,059	31,897
1 - 4 Family Residential	400,134	366,238	350,852
Non-Owner Occupied CRE	165,179	138,753	173,741
Owner Occupied CRE	127,968	119,497	108,480
Commercial and Industrial	128,457	111,187	113,660
Total loans held for investment	996,559	924,356	892,795
Deferred costs, net	1,448	2,230	1,171
Gross loans	$998,007	$926,586	$893,966
Total mortgage loans held for sale	$48,312	$69,231	$14,832

Deposit Portfolio
Money market deposit accounts	$615,575	$620,434	$489,506
Time deposits	134,913	170,457	178,743
Negotiable order of withdrawal accounts	91,921	83,022	64,853
Savings accounts	4,307	3,456	1,800
Total interest-bearing deposits	846,716	877,369	734,902
Noninterest-bearing accounts	240,068	231,535	202,856
Total deposits	$1,086,784	$1,108,904	$937,758

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	For the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2019	2019	2018
Average Balance Sheets
Average Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$108,245	$88,782	$36,563
Available-for-sale securities	58,745	51,368	46,219
Loans	958,497	937,260	878,145
Interest-earning assets	1,125,487	1,077,410	960,927
Mortgage loans held for sale	59,813	52,546	15,148
Total interest earning-assets, plus loans held for sale	1,185,300	1,129,956	976,075
Allowance for loan losses	(7,756)	(7,584)	(7,240)
Noninterest-earning assets	78,934	81,171	68,962
Total assets	$1,256,478	$1,203,543	$1,037,797

Average Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$865,489	$826,490	$674,691
Federal Home Loan Bank Topeka borrowings	10,000	10,567	26,959
Subordinated notes	6,560	6,560	6,560
Total interest-bearing liabilities	882,049	843,617	708,210
Noninterest-bearing liabilities:
Noninterest-bearing deposits	226,948	215,721	205,059
Other liabilities	19,912	19,881	9,214
Total noninterest-bearing liabilities	246,860	235,602	214,273
Shareholders’ equity	127,569	124,324	115,314
Total liabilities and shareholders’ equity	$1,256,478	$1,203,543	$1,037,797

Yields (annualized)
Interest-bearing deposits in other financial institutions	1.77%	2.20%	2.25%
Available-for-sale securities	2.19	2.43	2.36
Loans	4.40	4.55	4.49
Interest-earning assets	4.03	4.26	4.31
Mortgage loans held for sale	3.63	3.46	4.33
Total interest-earning assets, plus mortgage loans held for sale	4.01	4.22	4.31
Interest-bearing deposits	1.38	1.63	1.29
Federal Home Loan Bank Topeka borrowings	1.96	1.93	2.20
Subordinated notes	7.26	7.26	7.26
Total interest-bearing liabilities	1.43	1.68	1.38
Net interest margin	2.91	2.95	3.29
Interest rate spread	2.60%	2.58%	2.93%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share data)	2019	2019	2018
Asset Quality
Nonperforming loans	$12,270	$13,980	$19,052
Nonperforming assets	12,928	14,638	19,710
Net charge-offs	248	—	16
Nonperforming loans to total loans	1.23%	1.51%	2.13%
Nonperforming assets to total assets	1.03	1.15	1.82
Allowance for loan losses to nonperforming loans	64.18	54.90	39.11
Allowance for loan losses to total loans	0.79	0.83	0.83
Net charge-offs to average loans	0.03%	—%	—%

Assets under management	$6,187,707	$6,116,510	$5,235,177

Market Data
Book value per share at period end	$16.08	$15.75	$14.67
Tangible book value per common share(1)	$13.15	$12.83	$11.50
Weighted average outstanding shares, basic	7,906,516	7,890,794	7,873,718
Weighted average outstanding shares, diluted	7,950,279	7,914,794	7,887,512
Shares outstanding at period end	7,940,168	7,983,284	7,968,420

Consolidated Capital
Tier 1 capital to risk-weighted assets	11.33%	11.73%	11.35%
Common Equity Tier 1(1) (CET1) to risk-weighted assets	11.33	11.73	11.35
Total capital to risk-weighted assets	12.89	13.36	13.06
Tier 1 capital to average assets	8.58	8.76	9.28

Bank Capital
Tier 1 capital to risk-weighted assets	10.69	10.98	10.55
Common Equity Tier 1(1) (CET1) to risk-weighted assets	10.69	10.98	10.55
Total capital to risk-weighted assets	11.55	11.87	11.47
Tier 1 capital to average assets	8.09%	8.19%	8.63%

(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share data)	2019	2019	2018
Tangible common
Total shareholders' equity	$127,678	$125,732	$116,875
Less:
Goodwill	19,686	19,686	24,811
Assets held for sale	3,553	3,553	—
Other intangibles, net	28	36	402
Tangible common equity	$104,411	$102,457	$91,662

Common shares outstanding, end of period	7,940,168	7,983,284	7,968,420
Tangible common book value per share	$13.15	$12.83	$11.50

Net income available to common shareholders	$2,572	$2,406	$1,724
Return on tangible common equity (annualized)	9.85%	9.39%	7.52%

Efficiency
Non-interest expense	$13,082	$13,442	$11,649
Less: Amortization	7	52	163
Adjusted non-interest expense	$13,075	$13,390	$11,486

Net interest income	$8,190	$7,940	$7,899
Non-interest income	8,228	8,788	6,351
Less: Net gain on sale of securities	—	119	—
Less: Net gain on sale of assets	183	—	—
Total income	$16,235	$16,609	$14,250
Efficiency ratio	80.54%	80.62%	80.60%

Total income before non-interest expense	$15,971	$16,628	$13,901
Less: Net gain on sale of securities	—	119	—
Less: Net gain on sale of assets	183	—	—
Plus: Provision for credit losses	447	100	349
Gross revenue	$16,235	$16,609	$14,250